UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): JUNE 5, 2006

                         PATRIOT SCIENTIFIC CORPORATION

               (Exact Name of Registrant as Specified in Charter)


           DELAWARE                 0-22182           84-1070278
(State or other Jurisdiction      (Commission      (I.R.S. Employer
      of Incorporation)           File Number)    Identification No.)


                            CARLSBAD CORPORATE PLAZA
                         6183 PASEO DEL NORTE, SUITE 180
                               CARLSBAD, CA 92011
                    (Address of principal executive offices)

                                 (858) 674-5000
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

o Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (127 CFR 240.13e-4(c))

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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 5, 2006, the Compensation Committee of the Board of Directors of Patriot Scientific Corporation (the "Company"), approved the entering into of a Non-Qualified Stock Option Agreement (the "Agreement") by and between the Company and David H. Pohl, President, Chief Executive Officer and Director of the Company.

Under the terms of the Agreement, the Company granted Mr. Pohl the right, privilege and option ("Option") to purchase 1,500,000 shares of the common stock of the Company at an exercise price of $0.165 per share. The Option was fully vested upon grant and must be exercised within the earlier of (i) August 15, 2007, or (ii) three months after the first date that Mr. Pohl is no longer an officer or director of the Company. The Option's exercise price can be paid (a) in cash or certified bank or cashier's check, (b) in securities of the Company having a fair market value equal to the exercise price, (c) by cashless exercise, or (d) any combination of the above. Mr. Pohl will have no rights as a stockholder with respect to any stock underlying the Option until the date of issuance of a certificate for such stock.

The description of the Agreement and its terms is only a summary and is qualified in its entirety by the full text of such document, which is filed as an exhibit hereto and is incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)   Exhibits.

NO.        DESCRIPTION

10.2 Non-Qualified Stock Option Agreement by and between Patriot Scientific Corporation and David H. Pohl, entered into as of June 5, 2006.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

                                                  Patriot Scientific Corporation
                                                  (Registrant)


Date: June 8, 2006                                By:  /s/ David H. Pohl
                                                       -------------------------